Exhibit 3.1
COMPOSITE VERSION
(Through MAY 1, 2008 Amendment)
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF CAPITALSOURCE INC.
     CapitalSource Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:
          FIRST: The name of the Corporation is CapitalSource Inc.
          SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 4, 2003 and an amended and restated Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on July 29, 2003.
          THIRD: This Second Amended and Restated Certificate of Incorporation restates, integrates and amends the Amended and Restated Certificate of Incorporation of the Corporation, and has been duly adopted and approved by the Board of Directors of the Corporation in accordance with Sections 242(b) and 245 of the General Corporation Law of the State of Delaware.
          FOURTH: The Second Amended and Restated Certificate of Incorporation so adopted reads in full as follows:
ARTICLE I
Name
     The name of the corporation is CapitalSource Inc.
ARTICLE II
Registered Office and Agent
     The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
Purpose
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
Capital Stock
               The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is ~~five~~one billion, two hundred fifty million (~~550,000,000). Five~~1,250,000,000). One billion, two hundred million (~~500,000,000~~1,200,000,000) shares shall be Common Stock, par value $.01 per share, and fifty million (50,000,000) shall be Preferred Stock, par value $.01 per share.
               The number of authorized shares of any class of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding capital stock entitled to vote, without the separate vote of the holders of Common Stock or Preferred Stock, or of any series thereof, as the case may be, as a class, unless the approval of any such holders is required pursuant to the certificate or certificates establishing any series of Preferred Stock.
          1. Common Stock. Except as otherwise required by law or expressly provided in this Second Amended and Restated Certificate of Incorporation (as amended from time to time), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.
               a. Dividends. Subject to the rights of holders of Preferred Stock and to the other provisions of this Second Amended and Restated Certificate of Incorporation (as amended from time to time), holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, equally and on a per share basis, such dividends and other distributions out of the assets of the Corporation legally available therefor.
               b. Voting Rights. At every annual or special meeting of stockholders of the Corporation in which there is a matter put up to a vote, each holder of Common Stock shall be entitled to cast one vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation. Unless required by the Bylaws, the election of directors need not be by written ballot.
               c. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of capital stock shall become entitled to participate in the distribution of any assets of the Corporation remaining after payment or provision for payment of the Corporation’s debts and accounts payable has been made. After payment upon shares of Preferred Stock entitled to a preference, if any, over shares of Common Stock upon such liquidation, dissolution or winding up, the remaining assets of the Corporation shall be distributed among the holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this section.
          2. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized, by resolution adopted and filed in accordance with law, to fix the number of shares in each series, the designation thereof, the powers (including voting powers, full or limited, if any), the preferences and relative participating, optional or other special rights thereof, and the qualifications or restrictions thereon, of each series and the variations in such voting powers (if any) and preferences and rights as between series. Any shares of any class or series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in this certificate of incorporation or in such resolution or resolutions.
ARTICLE V
Board Of Directors
     The number of directors of the Corporation from time to time shall be as fixed by, or in the manner provided in, the bylaws of the Corporation. Effective upon the date of the closing of the Corporation’s initial public offering (the “Effective Date”), the directors shall be divided into 3 classes, with the initial term of office of the first class to expire at the first annual meeting of stockholders held after the Effective Date; the initial term of office of the second class to expire at the second annual meeting of stockholders held after the Effective Date; and the initial term of office of the third class to expire at the third annual meeting of stockholders held after the Effective Date. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of the stockholders after their election, and shall continue to hold office until their respective successors are elected and qualified, except in case of the death, resignation, or removal of any director. In the event of any increase in the number of directors fixed by the Board of Directors, the additional directors shall be classified so that all classes of directors have as nearly equal numbers of directors as may be possible. In the event of any decrease in the number of directors, all classes of directors shall be decreased equally as nearly as may be possible. Except as may be provided by the terms of any series of Preferred Stock, each director of the Corporation shall be entitled to one vote on each matter voted or acted upon by the Board of Directors.

ARTICLE VI
Limitation Of Liability
     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware shall be amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall, automatically, without any further action, be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omission occurring prior to, such repeal or modification.
ARTICLE VII
Bylaws
     The Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation by affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present. Any Bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders acting in accordance with the terms hereof or thereof. Notwithstanding the foregoing and anything contained in the Second Amended and Restated Certificate of Incorporation to the contrary, Sections 2, 3, 9, 10 and 14 of Article II and Sections 2, 3 and 5 of Article III of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 66 2/3% of the shares of capital stock of the Corporation issued and outstanding and entitled to vote, voting together as a single class. Notwithstanding anything contained in this Second Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of 66 2/3 % of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote, voting together as a single class, shall be required to adopt, alter or amend any provision inconsistent with or to repeal this Article VII.
ARTICLE VIII
Restriction on Transfer and Ownership of Shares
     1. Definitions. For the purpose of this Article VIII, the following terms shall have the following meanings:
     Articles. The term “Articles” shall mean this Amended and Restated Certificate of Incorporation as filed for record with the Secretary of State of the State of Delaware, and any amendments and supplements thereto.
     Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares are held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
     Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.
     Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 3.7 of this Article VIII, provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) and 170(c)(2) of the Code.
     Charitable Trust. The term “Charitable Trust” shall mean any trust provided for in Sections 2.1(b)(i) and 3.1 of this Article VIII.

     Charitable Trustee. The term “Charitable Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Charitable Trust.
     Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     Designated Investment Entity. The term “Designated Investment Entity” shall mean either (i) a pension trust that qualifies for look-through treatment under Section 856(h) of the Code, (ii) an entity that qualifies as a regulated investment company under Section 851 of the Code, or (iii) a Qualified Investment Manager; provided that each beneficial owner of such entity or, as applicable, each client of such entity, would satisfy the Ownership Limit if such beneficial owner or client owned directly its proportionate share of the Shares that are held by such Designated Investment Entity.
     Designated Investment Entity Limit. The term “Designated Investment Entity Limit” shall mean with respect to the Common Stock, 15% (in value or number of Shares, whichever is more restrictive) of the outstanding Common Stock of the Corporation.
     Excepted Holder. The term “Excepted Holder” shall mean each of John K. Delaney, his spouse, children (and their spouses), grandchildren (and their spouses) and the 1997 Delaney Family Trust, and any other Person who is or would be a Beneficial Owner of Common Stock as a result of the Beneficial Ownership of Common Stock by John K. Delaney, his spouse, children (and their spouses) and grandchildren (and their spouses).
     Excepted Holder Limit. The term “Excepted Holder Limit” shall mean as follows: no Excepted Holder, or any Person whose ownership of Common Stock would cause an Excepted Holder to be considered to Beneficially Own such Common Stock, nor any Person who would be considered to Beneficially Own Shares Beneficially Owned by an Excepted Holder shall be permitted to Beneficially Own Shares if, as a result of such Beneficial Ownership, (A) any single Excepted Holder who is considered an individual for purposes of Section 542(a)(2) of the Code would be considered to Beneficially Own more than 12% (by number or value whichever is more restrictive) of the outstanding Common Stock (as determined for purposes of Section 542(a)(2) and Section 856(a) of the Code), (B) any two Excepted Holders who are considered individuals for purposes of Section 542(a)(2) of the Code would be considered to Beneficially Own more than 21.4% (by number or value whichever is more restrictive) of the outstanding Common Stock (as determined for purposes of Section 542(a)(2) and Section 856(a)(6) of the Code), (C) any three Excepted Holders who are considered individuals for purposes of Section 542(a)(2) of the Code would be considered to Beneficially Own more than 30.8% (by number or value whichever is more restrictive) of the outstanding Common Stock (as determined for purposes of Section 542(a)(2) and Section 856(a)(6) of the Code), (D) any four Excepted Holders who are considered individuals for purposes of Section 542(a)(2) of the Code would be considered to Beneficially Own more than 40.2% (by number or value whichever is more restrictive) of the outstanding Common Stock (as determined for purposes of Section 542(a)(2) and Section 856(a)(6) of the Code), or (E) any five Excepted Holders who are considered individuals for purposes of Section 542(a)(2) of the Code would be considered to Beneficially Own more than 49.6% (by number or value whichever is more restrictive) of the outstanding Common Stock (as determined for purposes of Section 542(a)(2) and Section 856(a)(6) of the Code).
     Initial Date. The term “Initial Date” shall mean the effective date of these Articles.
     Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Directors or, in the event that no trading price is available for such Shares, the fair market value of Shares, as determined in good faith by the Board of Directors.
     NYSE. The term “NYSE” shall mean The New York Stock Exchange.
     Ownership Limit. The term “Ownership Limit” shall mean (i) with respect to the Common Stock, 9.4% (in value or number of Shares, whichever is more restrictive) of the outstanding Common Stock of the Corporation; and (ii) with respect to any class or series of Preferred Stock, 9.4% (in value or number of Shares, whichever is more restrictive) of the outstanding shares of such class or series of Preferred Stock of the Corporation.
     Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
     Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 2.1 of this Article VIII, would Beneficially Own Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.
     Qualified Investment Manager. The term “Qualified Investment Manager” shall mean an entity (i) who for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing, or selling securities; (ii) who purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of the Corporation, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (iii) who has or shares voting power and investment power within the meaning of Rule 13d-3(a) under the Exchange Act. A Qualified Investment Manager shall be deemed to beneficially own all Common Stock beneficially owned by each of its affiliates, after application of the beneficial ownership rules under Section 13(d)(3) of the Exchange Act; provided such affiliate meets the requirements set forth in the preceding clause (ii).
     REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.
     Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership and Transfers of Shares set forth herein is no longer required in order for the Corporation to qualify as a REIT.
     Shares. The term “Shares” shall mean any share of Common Stock or Preferred Stock of the Corporation.
     Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive dividends or distributions on Shares, including (a) a change in the capital structure of the Corporation, (b) a change in the relationship between two or more Persons which causes a change in ownership of Shares by application of Section 544 of the Code, as modified by Section 856(h) of the Code, (c) the granting or exercise of any option or warrant (or any disposition of any option or warrant), pledge, security interest, or similar right to acquire Shares, (d) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (e) Transfers of interests in other entities that result in changes in Beneficial Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

          2. Shares.
               2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:
                    (a) Basic Restrictions.
                         (i) (1) No Person shall Beneficially Own Common Stock in excess of the Ownership Limit, other than (A) an Excepted Holder, which shall not Beneficially Own Common Stock in excess of the Excepted Holder Limit for such Excepted Holder, and (B) a Designated Investment Entity, which shall not Beneficially Own Common Stock in excess of the Designated Investment Entity Limit; and
                              (2) no Person shall Beneficially Own Preferred Stock in excess of the Ownership Limit.
                         (ii) No Person shall Beneficially Own Shares to the extent that (1) such Beneficial Ownership of Shares would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or (2) such Beneficial Ownership of Shares would result in the Corporation otherwise failing to qualify as a REIT.
                         (iii) No Person shall Transfer any Shares if, as a result of the Transfer, all the outstanding Shares would be beneficially owned by less than 100 Persons (determined without reference to the rules of attribution under Section 544 of the Code). Any Transfer of Shares that, if effective, would result in all the outstanding Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.
                    (b) Transfer in Trust. If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning Shares in violation of Section 2.1(a)(i), (ii) or (iii),
                         (i) then that number of Shares the Beneficial Ownership of which otherwise would cause such Person to violate Section 2.1(a)(i), (ii) or (iii) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 3 of this Article VIII, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or
                         (ii) if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 2.1(a)(i) or (ii), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 2.1(a)(i), (ii) or (iii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.
               2.2 Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any Shares in violation of Section 2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to purchase Shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.
               2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership of Shares that will or may violate Section 2.1(a), or any Person who would have owned Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 2.1(b), shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, shall give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such acquisition or ownership on the Corporation’s status as a REIT.
               2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:
                    (a) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held; provided, that a shareholder of record who holds outstanding Shares as nominee for another Person, which other Person is required to include in gross income the dividends or distributions received on such Shares (an “Actual Owner”), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number of Shares of such Actual Owner with respect to which the shareholder of record is nominee. Each owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit, Excepted Holder Limit or Designated Investment Entity Limit applicable to such owner; and
                    (b) each Person who is a Beneficial Owner of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.
               2.5 Remedies Not Limited. Subject to Section 4 of this Article VIII, nothing contained in this Section 2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders in preserving the Corporation’s status as a REIT.
               2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 2, Section 3 of this Article VIII or any definition contained in Section 1 of this Article VIII, the Board of Directors shall have the power to determine the application of the provisions of this Section 2 or Section 3 of this Article VIII with respect to any situation based on the facts known to it. If Section 2 or 3 requires an action by the Board of Directors and the Articles fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 1, 2 or 3.
               2.7 Exemptions from the Ownership Limit.
                    (a) The Board shall exempt a Person from the Ownership Limit or Designated Investment Entity Limit if: (i) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code); (ii) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own Shares in excess of the Ownership Limit by reason of such Person’s ownership of Shares in excess of the Ownership Limit or Designated Investment Entity Limit pursuant to the exemption granted under this subparagraph (a); (iii) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that clause (2) of subparagraph (a)(ii) of this Section 2.1 will not be violated by reason of such Person’s ownership of Shares in excess of the Ownership Limit or Designated Investment Entity Limit pursuant to the exemption granted under this subparagraph (a); and (iv) such Person provides to the Board such representations and undertakings, if any, as the Board may, in its reasonable discretion, require to ensure that the conditions in clauses (i), (ii) and (iii) hereof are satisfied and will continue to be satisfied throughout the period during which such Person owns Shares in excess of the Ownership Limit or Designated Investment Entity Limit pursuant to any exemption thereto granted under this subparagraph (a), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in this Section 2 with respect to Shares held in excess of the Ownership Limit or Designated Investment Entity Limit with respect to such Person (determined without regard to the exemption granted such Person under this subparagraph (a)).
                    (b) Prior to granting any exemption pursuant to subparagraph (a), the Board, in its sole and absolute discretion, may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the Board, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT; provided, however, that the Board shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exception hereunder.
                    (c) Subject to Section 2.1(a)(ii), an underwriter that participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Ownership Limit or Designated Investment Entity Limit, but only to the extent necessary to facilitate such public offering or private placement.
                    (d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder with the prior written consent of such Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit.
               2.8 Increase in Ownership Limit or Designated Investment Entity Limit. The Board of Directors may increase the Ownership Limit or Designated Investment Entity Limit subject to the limitations provided in this Section 2.8.
                    (a) The Ownership Limit or Designated Investment Entity Limit may not be increased if, after giving effect to such increase, five Persons who are considered individuals pursuant to Section 542 of the Code, as modified by Section 856(h)(3) of the Code (taking into account all of the Excepted Holders), could Beneficially Own, in the aggregate, more than 49% of the value of the outstanding Shares.
                    (b) Prior to the modification of the Ownership Limit or Designated Investment Entity Limit pursuant to this Section 2.8, the Board, in its sole and absolute discretion, may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT if the modification in the Ownership Limit or Designated Investment Entity Limit were to be made.
               2.9 Legend. Each certificate for Shares issued on or after the Initial Date shall bear substantially the following legend:
The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Transfer. Subject to certain further restrictions and except as expressly provided in the Corporation’s Articles, (i) no Person may Beneficially Own Common Stock of the Corporation in excess of 9.4 percent (in value or number of shares, whichever is more restrictive) of the outstanding Common Stock, other than (A) an Excepted Holder, or (B) a Designated Investment Entity; (ii) no Person may Beneficially Own Preferred Stock of the Corporation in excess of 9.4 percent (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of Preferred Stock of the Corporation; (iii) no Excepted Holder may Beneficially own Common Stock in excess of the Excepted Holder Limit for such Excepted Holder, as set forth in the Corporation’s Articles; (iv) no Designated Investment Entity may Beneficially Own Common Stock of the Corporation in excess of 15 percent (in value or number of shares, whichever is more restrictive) of the outstanding Common Stock of the Corporation; (v) no Person may Beneficially Own Shares that would result in the Corporation being “closely held” under Section 856(h) of the Internal Revenue Code of 1986 (the “Code”) or otherwise cause the Corporation to fail to qualify as a real estate investment trust under the Code;

and (vi) no Person may Transfer Shares if such Transfer would result in Shares of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially Owns or attempts to Beneficially Own Shares which causes or will cause a Person to Beneficially Own Shares in excess or in violation of the limitations set forth in the Corporation’s Articles must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the Shares represented hereby will be automatically transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to Beneficially Own Shares in violation of the ownership limitations described above shall have no claim, cause of action, or any recourse whatsoever against a transferor of such Shares. All capitalized terms in this legend have the meanings defined in the Corporation’s Articles, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Shares of the Corporation on request and without charge.
               Instead of the foregoing legend, the certificate may state that the Shares represented thereby are subject to restrictions on Beneficial Ownership and Transfer and that the Corporation will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.
          3. Transfer of Shares in Trust.
               3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 2.1(b) of this Article VIII that would result in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer o other event that results in the transfer to the Charitable Trust pursuant to Section 2.1(b) of this Article VIII. The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 3.7 of this Article VIII.
               3.2 Status of Shares Held by the Charitable Trustee. Shares held by the Charitable Trustee shall be issued and outstanding Shares of the Corporation. The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Shares.
               3.3 Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee shall be paid with respect to such Shares to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Delaware law, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible action, then the Charitable Trustee shall not have the power to rescind and recast such vote. Notwithstanding the provisions of this Article VIII, until the Corporation has received notification that Shares have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.
               3.4 Rights Upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Shares of the class or series of Shares that is held in the Charitable Trust, that portion of the assets of the Corporation available for distribution to the holders of such class or series (determined based upon the ratio that the number of Shares or such class or series of Shares held by the Charitable Trustee bears to the total number of Shares of such class or series of Shares then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the Shares held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Corporation, in accordance with Section 3.5 of this Article VIII.
               3.5 Sale of Shares by Charitable Trustee. Within 20 days of receiving notice from the Corporation that Shares have been transferred to the Charitable Trust, the Charitable Trustee of the Charitable Trust shall sell the Shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 2.1(a) of this Article VIII. Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 3.5. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee from the sale or other disposition of the Shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 3.5, such excess shall be paid to the Charitable Trustee upon demand. The Charitable Trustee shall have the right and power (but not the obligation) to offer any Shares held in trust for sale to the Corporation on such terms and conditions as the Charitable Trustee shall deem appropriate.
               3.6 Purchase Right in Shares Transferred to the Charitable Trustee. Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 3.5 of this Article VIII. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.
               3.7 Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 2.1(a) of this Article VIII in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code.
          4. NYSE Transactions. Nothing in this Article VIII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article VIII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VIII.
          5. Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VIII.

          6. Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
ARTICLE IX
Amendment
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that the affirmative vote of the holders of at least 66 2/3 % of the shares of capital stock of the Corporation issued and outstanding and entitled to vote, voting together as a single class, shall be required to alter, amend or repeal Article V of this Second Amended and Restated Certificate of Incorporation.

          IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its Chief Legal Officer and Secretary this ~~27th~~ 1st day of ~~April~~May, ~~2006.~~2008.

/s/ Steven A. Museles
Steven A. Museles
Chief Legal Officer and Secretary